As filed with the Securities and Exchange Commission on March 12, 2019

Registration No. 333-200111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERO MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	46-4109058
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1615 Wynkoop Street
Denver, CO	80202
(Address of Principal Executive Office)	(Zip Code)

ANTERO MIDSTREAM PARTNERS LP LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Glen C. Warren, Jr.

1615 Wynkoop Street

Denver, Colorado 80202

(Name and address of agent for service)

(303) 357-7310

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-200111 on Form S-8 (the “Registration Statement”) filed by Antero Midstream Partners LP, a Delaware limited partnership (the “Registrant”) with the Securities and Exchange Commission on November 12, 2014, pertaining to the registration of 12,000,000 common units representing limited partner interests of the Registrant under the Antero Midstream Partners LP Long-Term Incentive Plan.

Pursuant to the Simplification Agreement, dated as of October 9, 2018, by and among the Registrant, Antero Midstream GP LP (“AMGP”) and certain of their affiliates, (i) AMGP was converted from a limited partnership to a corporation under the laws of the State of Delaware named Antero Midstream Corporation (“New AM”), and (ii) an indirect, wholly owned subsidiary of New AM was merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of New AM (the “Simplification”). As a result of these and other related transactions, the Registrant is now an indirect, wholly owned subsidiary of New AM.

In connection with the Simplification, the Registrant terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 12th day of March, 2019.

Antero Midstream Partners LP
By: Antero Midstream Partners GP LLC, its general partner

By:	/s/ Glen C. Warren, Jr.
Name:	Glen C. Warren, Jr.
Title:	President and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.